UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 12, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(1) On January 19, 2007, Smart Online, Inc. (the "Company") entered into Registration Rights Agreements with certain parties in connection with the Note Cancellation Agreements and the Stock Purchase Agreement described in Item 8.01 below.

Under the terms of the Registration Rights Agreements, each party receiving shares of the Company's common stock from the Company's chief executive officer's personal holdings under the agreements described in Item 8.01 below shall be given notice when the Company files a registration statement under the Securities Act of 1933. Each party is then permitted to include the shares received in such registration statement. Under the Registration Rights Agreement, parties electing to include such shares in the registration are to bear their pro rata portion of the registration expenses.

(2) The information contained in Item 3.02 is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As incentive to modify the Letter of Credit (as defined in Item 8.01(a), below), Smart Online entered into a "Stock Purchase Warrant and Agreement" (the "Warrant Agreement") with Atlas Capital, S.A. ("Atlas"), a current stockholder, on January 15, 2007. Under the terms of the Warrant Agreement, Atlas receives a warrant to purchase up to 444,444 shares of the Company’s common stock at $2.70 per share at the termination of the line of credit or if the Company is in default under the terms of the line of credit with Wachovia, N.A. If the warrant is exercised in full, it will result in gross proceeds to the Company of approximately $1,200,000.

The warrant granted under this transaction was granted in reliance upon the exemption afforded by Rule 506 of Regulation D of the Securities and Exchange Commission ("SEC") and Section 4(2) of the Securities Act of 1933, as amended. The issuance is to an accredited investor (as such term is defined in Rule 501(a) of Regulation D) that is acquiring the warrants and shares to be issued upon conversion of the warrant for investment purposes only.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 12, 2007, the Compensation Committee of the Company's Board of Directors approved five executive level managers (Michael Nouri, President and Chief Executive Officer; Tom Furr, Chief Operating Officer; Henry Nouri, Executive Vice President; Jose Collazo, Vice President of Development; and Anil Kamath, Chief Technology Officer) modifying their compensation, each reducing their 2007 annual base salary to $100,000. In consideration for these modifications, the employees have agreed to a performance based aggregate quarterly bonus. The aggregate bonus will be ten percent (10%) of any "Free Cash Flow" which will be divided equally among these five officers (i.e., 2% of Free Cash Flow each). For these purposes, "Free Cash Flow" is defined as the Company’s total revenue, less operating expenses (with non-cash items added back), less principal debt payments. The aggregate savings from these modifications, including payroll tax effects and without taking any potential bonus into account, will be approximately $260,000 annually.

Item 8.01 Other Events.

(1) On January 18, 2007, the Company was informed that HSBC Private Bank (Suisse) S.A. with Atlas increased the amount of an existing irrevocable letter of credit (the "Letter of Credit") by $1.2 million to $2.5 million. This increase in the Letter of Credit was made in connection with the Warrant Agreement described in Item 3.02 above.

(2) As detailed in the Company's Annual Report on Form 10-K for the year ending December 31, 2006, filed with the Securities and Exchange Commission on July 11, 2006, Dennis Michael Nouri, the Chief Executive Officer of the Company, was directed by the Board of Directors of the Company to repay certain loans made by various individuals and entities to Mr. Nouri.

On January 19, 2007, Mr. Nouri entered into Note Cancellation Agreements with the following parties: Berkley Financial Services, Ltd.; Atlas, one of the Company's current stockholders; Pete Coker, an officer of one of the Company's stockholders; and Leon Sokolic, one of the Company's stockholders (collectively, the "Holders"). Under the terms of these Note Cancellation Agreements, Mr. Nouri transferred his personally held shares of the Company's common stock to the Holders as consideration for the cancellation of promissory notes held by the Holders. Under these agreements, Mr. Nouri transferred a total of 521,699 shares of common stock for the cancellation of principal and interest totalling $1,306,178.66 as of December 31, 2006. The agreed upon per share value ranged from $1.50 to $4.22 per share. As described in Item 1.01 above, the Company and each of the Holders entered into a Registration Rights Agreement in connection with this transaction.

On October 10, 2006, Mr. Nouri entered into a stock purchase agreement with Doron Roethler, a current stockholder of the Company. Pursuant to this agreement, Mr. Nouri sold 247,043 shares of the Company's common stock from his personal holdings at a price of $1.5176 per share. As described in Item 1.01 above, the Company and Mr. Roethler entered into a Registration Rights Agreement in connection with this transaction. Under the terms of this agreement, the shares are required to be develiered upon the Comapny's execution of such Registration Rights Agreement, which occurred on January 19, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

January 19, 2007	By:	/s/ Dennis Michael Nouri

Name: Dennis Michael Nouri
Title: President and Chief Executive Officer